Exhibit (h)(30)

SEAFARER OVERSEAS GROWTH AND INCOME FUND

CO-ADMINISTRATION AND SHAREHOLDER SERVICES AGREEMENT

THIS CO-ADMINISTRATION AND SHAREHOLDER SERVICES AGREEMENT (this “AGREEMENT”) is made as of the 30th day of January, 2012, by and between FINANCIAL INVESTORS TRUST, a Delaware statutory trust (the “TRUST”) and SEAFARER CAPITAL PARTNERS, LLC, a Delaware limited liability company (“SEAFARER”).

WITNESSETH

WHEREAS, the Trust is registered as open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 ACT”);

WHEREAS, the Trust, on behalf of certain series of the Trust listed in Exhibit A hereto, as the same may be amended from time to time (each, a “FUND”), has entered into an agreement with Seafarer to provide portfolio management services with respect to the Fund, and has entered into or will in the future enter into agreements with an administrator and certain other persons to provide other services necessary to the operation of the Fund (“SERVICE PROVIDERS”); and

WHEREAS, the Trust, on behalf of the Fund, wishes to retain Seafarer to perform certain administrative services on behalf of the Fund directly or by assisting such Service Providers, and Seafarer is willing to furnish those services, subject to the oversight of the Trust’s Board of Trustees.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. Appointment. The Trust hereby appoints Seafarer, subject to the supervision of the Fund’s Board of Trustees, to provide the shareholder services specified in Section 2 to shareholders of the Fund, and to perform or assist with the performance of the administrative services specified in Section 3 on behalf of the Fund. Seafarer accepts the appointment and agrees to furnish such services in return for compensation provided in Section 7. Seafarer agrees that, to the extent provided by Seafarer, the administrative and shareholder services furnished hereunder shall be furnished in compliance with all relevant provisions of state and federal law, and in compliance with all applicable rules and regulations of all relevant regulatory agencies, including, without limitation, the 1940 Act, the Advisers Act of 1940, as amended, and the Securities Exchange Act of 1934, as amended (the “1934 ACT”).

2. Shareholder Services on a Continuing Basis. Seafarer will perform or arrange for the provision of the following shareholder services on a regular basis, which shall be daily, weekly, or as otherwise appropriate, unless otherwise specified by the Trust:

(a) Respond to shareholder inquiries and communications as agreed upon with the Fund’s administrator;

(b) Provide regular communications and investor education materials to shareholders, which may include communications via electronic means such as electronic mail;

(c) Provide certain shareholder services not handled by the Fund’s transfer agent or other intermediaries, as agreed upon with the Fund’s administrator;

(d) Communicate with investment advisers whose clients own or hold shares of the Fund; and

(e) Provide such other information and assistance to shareholders as may be reasonably requested by such shareholders and agreed upon with the Fund’s administrator.

Seafarer is under no obligation, and shall not, directly or indirectly provide pursuant to this Agreement any services with respect to the sale or distribution of shares of the Fund.

3. Administrative Services on a Continuing Basis. Seafarer will perform the following administrative services on behalf of the Fund on a regular basis, which shall be daily, weekly, or as otherwise appropriate, as agreed upon with the Fund’s administrator, unless otherwise specified by the Trust:

(a) Assist the Fund’s administrator with the preparation of proxy statements, annual reports, prospectuses and other correspondence from the Fund to shareholders;

(b) Assist the Fund’s administrator in the oversight of the activities of the Fund’s transfer agent, accounting agent, custodian and administrator;

(c) Assist with the calculation of the net asset value of the Fund on a daily basis;

(d) Value, or arrange for the valuation of, the Fund’s portfolio securities in accordance with the Fund’s prospectus and the Fund’s valuation procedures as adopted by the Board of Trustees, as well as perform such other valuation activities as may be agreed upon with the Fund’s administrator;

(e) Assist the Fund’s administrator in its oversight of the Fund’s compliance with its legal, regulatory and ethical policies and procedures;

(f) Maintain, or arrange for the maintenance of, certain books and records of the Fund in accordance with the 1940 Act and regulations thereunder, as agreed upon with the Fund’s administrator;

(g) Prepare reports relating to the business and affairs of the Fund not otherwise appropriately prepared by the Fund’s custodian, counsel or independent public accounts, as may be mutually agreed upon with the Fund’s administrator;

(h) Assist with and participate in the preparation of agendas and other materials drafted by the administrator with respect to the Fund for the Trust’s Board meetings; and

(f) Provide information relating to the administrative services described above that may be helpful with the operation of the Fund.

4. Standard of Care. Seafarer and the Service Providers shall be under no duty to take any action on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by Seafarer or the Service Providers with the Trust in writing. In the performance of their duties hereunder, Seafarer and the Service Providers shall be obligated to exercise due care and diligence and to act in good faith and to use their best efforts. Agreements with Service Providers shall provide for at least the same standard of care, indemnification coverage, confidentiality, requirements for use of information about the Fund, and other material requirements to which Seafarer is subject under this Agreement. Without limiting the generality of the foregoing or of any other provision of this Agreement, neither Seafarer nor any Service Provider shall be liable for delays or errors or losses of data that result from acts of war or terrorism, national emergencies or catastrophes directly affecting Seafarer or Service Provider, but such relief from liability shall not extend to delays, errors, or losses of data that result from power failures or other contingencies that typically are addressed by contingency or emergency plans meeting industry standards.

5. Nonpublic Personal Information. Notwithstanding any provision herein to the contrary and in connection with the performance of its duties hereunder, Seafarer agrees on behalf of itself and its directors, partners, officers, and employees (a) to treat confidentially and as proprietary information of the Trust and the Fund (i) all records and other information relative to the Trust and the Fund and their prior, present, or potential shareholders (and clients of said shareholders) and (ii) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“REGULATION S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B ACT”), and (b) not to use such records and information for any purpose other than the performance of its duties hereunder, or as otherwise permitted by the privacy policies adopted by the Trust and the Fund, Regulation S-P or the G-L-B Act, except after prior notification to and approval in writing by the Trust. Such written approval shall not be unreasonably withheld by the Trust or and may not be withheld where Seafarer may be exposed to civil or criminal contempt proceedings for failure to comply after being requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

6. Expenses.

(a) With respect to the operation of the Fund, in addition to the responsibilities outlined in Section 4 of the Investment Advisory Agreement by and between Seafarer and the Trust on behalf of the Fund dated January 30, 2012, Seafarer is responsible for the expenses of printing and distributing the Fund’s prospectuses, statements of additional information, and sales and advertising materials (but not the legal, auditing or accounting fees attendant thereto) to prospective investors (but not to existing shareholders).

7. Compensation.

(a) As compensation for the services rendered by Seafarer during the term of this Agreement, the Fund will pay to Seafarer a service fee, not to exceed the per annum percentage of the average daily net asset value of the Fund’s shares, as set forth on Exhibit B (the “CO-ADMINISTRATION AND SHAREHOLDER SERVICE FEE”).

(b) The Fund shall pay to Seafarer within five (5) business days after the end of each calendar month a monthly fee of one-twelfth (1/12) of the Co-Administration and Shareholder Service Fee based on the Fund’s average daily net asset value for the month. The net asset value shall be calculated in the manner provided in the Fund’s prospectus and statement of additional information then in effect.

(c) The initial Co-Administration and Shareholder Service Fee under this Agreement shall be payable on the first business day of the first month following the effective date of this Agreement and shall be prorated as set forth below. If this Agreement is terminated prior to the end of any month, the Co-Administration and Shareholder Service Fee to Seafarer shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the number of calendar days in the month, and shall be payable within ten (10) days after the date of termination.

(d) Seafarer may, but is not required to, reduce all or a portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement and may agree to make payments to limit the expenses which are the responsibility of the Fund under this Agreement. Any such reduction, reimbursement, or payment (each a “SUBSIDY” and collectively, “SUBSIDIES”) shall be applicable only to such specific Subsidy and shall not constitute an agreement to continue such Subsidy in the future. Any such Subsidy will be agreed to prior to accrual of the related expense or fee and will be estimated daily and reconciled and paid on a monthly basis. Seafarer may also agree contractually to limit the operating expenses of the Fund. Seafarer may seek reimbursement of any Subsidies made by Seafarer either voluntarily or pursuant to contract. The reimbursement of any Subsidy must be sought no later than the end of the third fiscal year following the year to which the Subsidy relates. Seafarer may not request or receive reimbursement for any Subsidies before payment of the ordinary operating expenses of the Fund for the current fiscal year and cannot cause the Fund to exceed the limitation to which Seafarer has agreed in making such reimbursement.

(e) Seafarer may agree not to require payment of any portion of the compensation or reimbursement of expenses otherwise due to it pursuant to this Agreement prior to the time such compensation or reimbursement has accrued as a liability of the Fund. Any such agreement shall be applicable only with respect to the specific items covered thereby and shall not constitute an agreement not to require payment of any future compensation or reimbursement due to Seafarer hereunder.

8. Indemnification.

(a) The Fund agrees to indemnify and hold harmless Seafarer and its officers and directors from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the Securities Act of 1933, as amended (the “1933 ACT”), the 1934 Act, the 1940 Act, and any state and foreign securities laws, all as amended from time to time) and expenses, including (without limitation) reasonable attorneys’ fees and disbursements, arising directly or indirectly from any action or thing which Seafarer takes or does or omits to take or do in the performance of its duties hereunder, provided that Seafarer shall not be indemnified against any liability to the Fund or to the Fund’s shareholders (or any expenses incident to such liability) arising out of Seafarer’s own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement, or resulting from Seafarer’s breach of its fiduciary duties. Any amounts payable by the Fund hereunder shall be satisfied only against the Fund’s assets and not against the assets of any other series of the Trust.

(b) Seafarer agrees to indemnify and hold harmless the Fund, the Trust and its officers and Trustees from all claims and liabilities (including, without limitation, liabilities arising under the 1933 Act, the 1934 Act, the 1940 Act, and any state and foreign securities laws, all as amended from time to time) and expenses, including (without limitation) reasonable attorneys’ fees and disbursements, arising directly or indirectly out of Seafarer’s own willful misfeasance, bad faith, gross negligence or reckless disregard of the duties and obligations under this Agreement. Notwithstanding the foregoing, the Fund, the Trust and its officers and Trustees shall not be indemnified against any liability (or expenses incident to such liability) caused by the Fund or the Fund’s Service Providers’ willful misfeasance, bad faith, gross negligence or reckless disregard of the duties and obligations under this Agreement.

(c) No provision of this Agreement shall be construed to protect any Trustee or officer of the Trust, or partner or officer of Seafarer, from liability in violation of Sections 17(h) and (i) of the 1940 Act.

9. Subcontracting or Delegation. Seafarer is authorized to appoint and compensate from its own resources one or more other entities to perform any or all of their respective obligations under this Agreement on a subcontracted or delegated basis, subject to the prior approval of the Fund (which approval shall not be unreasonably withheld). If Seafarer appoints one or more other entities to perform any or all of their respective obligations under this Agreement on a subcontracted or delegated basis, unless otherwise agreed Seafarer will remain liable to the Fund for the acts and omissions of such other entities as if Seafarer itself performed such obligations.

10. Anti-Money Laundering Compliance. Seafarer acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any respective implementing regulations (collectively, the “AML LAWS”), the Trust has adopted an Anti-Money Laundering Policy. Seafarer agrees to comply with the Trust’s Anti-Money Laundering Policy and the AML Laws, as the same may apply to Seafarer, now and in the future, and to provide to the Trust and/or the Fund such services, reports, certifications and contractual assurances as may be reasonably requested by the Trust and/or the Fund with respect to

Seafarer’s activities on behalf of the Fund. The Trust and the Fund may disclose information respecting Seafarer to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.

11. Duration and Termination. This Agreement shall commence on the date first written above and continue until termination by the Trust or Seafarer on sixty (60) days’ prior written notice to the other.

12. Miscellaneous.

(a) This Agreement, including all Exhibits hereto, as the same may be amended from time to time, shall constitute the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof.

(b) If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

(c) This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such charge or waiver is sought.

(d) The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(e) Any notice under this Agreement shall be given in writing, addressed and delivered or mailed postage prepaid, to the other party at the principal office of such party.

(f) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.

(g) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(h) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their officers designated below on the day and year first above written.

SEAFARER CAPITAL PARTNERS, LLC			FINANCIAL INVESTORS TRUST, On behalf of the Funds listed in Exhibit A

By:	/s/ Andrew T. Foster	By:	/s/ Edmund J. Burke

Name:	Andrew Foster	Name:	Edmund J. Burke

Title:	Chief Executive Officer, Managing Member	Title:	President

EXHIBIT A

FUND SCHEDULE

Fund

Seafarer Overseas Growth and Income Fund

Exh. A-1

EXHIBIT B

CO-ADMINISTRATION AND SHAREHOLDER SERVICE FEE SCHEDULE

Share Class	Co-Administration and Shareholder Service Fee

(Not to Exceed)

Investor Class	0.10% of average daily net assets
Institutional Class	0.05% of average daily net assets

Exh. B-1